UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Willis Lease Finance Corporation
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WILLIS LEASE FINANCE CORPORATION

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION, which will be held at our executive offices at 773 San Marin Drive, Suite 2215, Novato, California, 94998 at 2:00 p.m. local time on Thursday, May 26, 2016. Directions to attend the Annual Meeting, where you may vote in person, can be found on our website: www.willislease.com (see “Investors”).

In addition to any other business that may properly come before the meeting or any adjournment or postponement thereof, the following proposals are to be voted on at the Annual Meeting:

•

The election of two Class III Directors to serve until the 2019 Annual Meeting of Stockholders, specifically: Charles F. Willis, IV and Hans Joerg Hunziker. The Board of Directors recommends that you vote FOR this proposal.

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. The Board of Directors recommends that you vote FOR this proposal.

The Board of Directors has fixed the close of business on April 1, 2016 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A quorum comprising the holders of the majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the 2016 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, to ensure that your shares will be voted at the 2016 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

The proxy material is being mailed to you on or about April 29, 2016. Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Dean M. Poulakidas
Senior Vice President, General Counsel
and Corporate Secretary

April 27, 2016

WILLIS LEASE FINANCE CORPORATION

PROXY STATEMENT

You should read this entire proxy

statement carefully prior to returning your proxy

PROXY STATEMENT

FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

OF

WILLIS LEASE FINANCE CORPORATION

To Be Held on May 26, 2016

SOLICITATION AND VOTING OF PROXIES

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the “Board”, “Directors”, or individually, “Director”) of WILLIS LEASE FINANCE CORPORATION (“we,” “us,” “our,” “Willis Lease” or the “Company”) for proxies to be voted at the 2016 Annual Meeting of Stockholders, which will be held at 2:00 p.m. local time on Thursday, May 26, 2016 at our executive offices, located at 773 San Marin Drive, Suite 2215, Novato, California 94998, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders.

This proxy statement is being mailed to stockholders on or about April 29, 2016. Our 2015 Annual Report is being mailed to stockholders concurrently with this proxy statement. You should not regard the 2015 Annual Report as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on May 26, 2016:

The Proxy Statement and the 2015 Annual Report are also available at

https://materials.proxyvote.com/970646.

Voting

The close of business on April 1, 2016 is the record date for determining whether you, in your capacity as a stockholder, are entitled to notice of and to vote at the 2016 Annual Meeting of Stockholders. As of that date, we had 7,368,654 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of our common stock outstanding on the record date are entitled to vote at the 2016 Annual Meeting of Stockholders. If you are entitled to vote at the meeting, you will have one vote for each share of common stock you hold with regard to each matter to be voted upon.

The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting.

Shares of our common stock represented by proxies which are properly executed and returned to us on the accompanying proxy card will be voted at the 2016 Annual Meeting of Stockholders in accordance with the instructions marked on the proxy card. If you do not mark any instructions on the proxy card, your shares represented by the proxy card will be voted for the election of the Board’s nominees as Class III Directors, and in favor of Proposal 2. In the election for Directors (Proposal 1), the nominees for Class III Directors receiving the highest number of affirmative votes will be elected. The affirmative vote of a majority of the shares voted in person or by proxy at the 2016 Annual Meeting is required for the adoption of Proposal 2.

If a properly signed proxy or ballot indicates that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, although your shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non‑votes (i.e., shares held by brokers or nominees, as to which instructions have not been received from beneficial owners or persons entitled to vote, that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for purposes of the proposals in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

Our management does not know of any matters to be presented at the 2016 Annual Meeting of Stockholders other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

If you give a proxy in the form accompanying this proxy statement, you have the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy by:

•	filing an instrument of revocation with our Corporate Secretary;

•	presenting at or prior to the meeting a duly executed proxy bearing a later date; or

•	attending the meeting and electing to vote in person.

Solicitation

This solicitation is made by our Board of Directors on our behalf. The Company will cover the entire cost of preparing, assembling and mailing the Notice of 2016 Annual Meeting of Stockholders, this proxy statement and the enclosed proxy card, and of soliciting proxies. Proxies will be solicited principally through the use of the mails, but we may solicit proxies personally or by telephone, electronic mail or special letter by our officers and our regular employees for no additional compensation. We have retained American Stock Transfer & Trust and Broadridge to aid in the solicitation at an estimated cost to us of approximately $16,100 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND THE COMMITTEES OF THE BOARD

Board of Directors

Our Bylaws authorize us to have five Directors. At the present time, the Board consists of five Directors who are divided into three classes, one Director in Class I and two Directors in each of Class II and Class III. One class is elected each year for a three‑year term. Hans Joerg Hunziker, Robert J. Keady and Robert T. Morris are independent Directors, as defined in the NASDAQ listing standards.

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer (“CEO”) and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of eight meetings during the fiscal year ended December 31, 2015. Each incumbent Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all Committees of the Board on which that Director served.

Communications with the Board

You may communicate with the Board of Directors by sending a letter to: Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 773 San Marin Drive, Suite 2215, Novato, California 94998. Our Office of the Corporate Secretary will receive your correspondence and forward it to the Board of Directors or to any individual Director or Directors to whom your communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

Chairman Charles F. Willis, IV and Director Robert T. Morris attended the 2015 Annual Meeting of Stockholders. Our other Directors did not attend, and we have no policy requiring Board members to attend our annual meeting.

Committees of the Board

The Board of Directors has an Audit Committee and a Compensation Committee, both currently comprised solely of independent Directors, as defined by the NASDAQ listing standards (the “Audit Committee” and the “Compensation Committee”, respectively).

The Board does not have a nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent Directors. As there is no such established committee, the Company has no nominating committee charter. The full Board of Directors participates in the consideration of any Director nominee.

Although we have not formally set any specific minimum qualifications that Director nominees must possess, we look for candidates with appropriate experience in aviation and leasing, a strong professional background, and a general understanding of marketing, finance and other disciplines related to the success of a company in our industry. And although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. Our Directors are generally nominated by our management or other Directors, and each nominee is evaluated based on the above qualifications and in the context of the Board as a whole. While we do not normally engage professional search firms or other third parties in connection with our Board nomination process, we may do so in the future.

As we do not have a history of stockholder nominations of Directors, we do not have a formal policy regarding stockholder nominees to the Board. Under our bylaws, stockholders wishing to nominate a candidate for Director must give notice to our Corporate Secretary no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting. If the annual meeting is more than 30 days before or 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which we publicly announce the annual meeting date. The notice should set forth: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of our shares beneficially owned by the nominee; (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person(s) pursuant to which the nomination is made by the stockholder; and (v) any other information relating to the nominee that is required to be disclosed in proxy statements for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominees proposed by stockholders will be evaluated in the same manner as those proposed by management or existing Directors.

The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board. The NASDAQ’s listing rules require that our Audit Committee be composed of at least three independent Directors. The Audit Committee meets with our financial management and our independent registered public accounting firm to review our financial statements and filings, the audit and matters arising from them, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The Audit Committee currently consists of Directors Robert T. Morris (Chair), Hans Joerg Hunziker and Robert J. Keady. All members of the Audit Committee are able to read and understand financial statements. Mr. Morris also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the NASDAQ listing standards. The Committee held four meetings during the 2015 fiscal year. The Audit Committee’s charter is available on the Company’s web site (www.willislease.com).

The Compensation Committee reviews and approves our compensation arrangements for executive officers and administers the Company’s 2007 Incentive Stock Plan, amended and restated with the approval of the Shareholders at the 2015 Annual Meeting (the “2007 Incentive Stock Plan”). The Compensation Committee currently consists of Directors Hans Joerg Hunziker (Chair), Robert J. Keady and Robert T. Morris. The Compensation Committee held five meetings during the 2015 fiscal year. For additional details, see “Compensation of Executive Officers — Compensation Discussion and Analysis” elsewhere in this proxy statement. The Compensation Committee’s charter is available on the Company’s web site (www.willislease.com).

The Board of Directors may also establish a committee of independent Directors, as defined by the NASDAQ listing standards, to address specific issues from time to time. In 2015, such a committee was established to review and oversee the Company’s modified “Dutch Auction” tender offer, which resulted in the Company’s repurchase of 643,821 shares of the Company’s common stock.

Board Leadership Structure

Our Company is led by its founder, Charles F. Willis, IV, who serves as Chairman of the Board and Chief Executive Officer. This approach is commonly utilized by public companies in the United States and we believe it has been effective for our Company as well. Serving in both these roles since the Company was founded has allowed Mr. Willis to be seen by participants in the aviation industry and by our customers, business partners, investors and other stakeholders as providing strong leadership for our Company and in our industry. The Board believes that his combined role is the optimal structure for us and our stockholders because it enables decisive leadership, ensures clear accountability and enhances our ability to consistently communicate our message and strategy to all of our stakeholders. Moreover, Mr. Willis possesses detailed and in‑depth knowledge of the issues, opportunities and challenges facing us and our business and, therefore, is best positioned to develop agendas that focus the Board’s time and attention on the most critical matters, while minimizing the potential for confusion or duplication of efforts. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers and other stakeholders that Willis Lease is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations.

We have not appointed an independent Board chairman or lead independent Director, as we believe that the members of our Board and the two standing Board Committees consisting of independent Directors provide an appropriate level of oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk, legal and compliance matters. The Compensation Committee oversees the compensation of our Chairman and Chief Executive Officer, and upon the recommendation of the CEO, the compensation of the other Named Executive Officers (“NEOs”). Each of these Committees is led by a chairperson other than the Chairman and CEO and, as discussed in more detail in this proxy, the entire Board of Directors is actively involved in overseeing our risk management. The entire Board, or, as appropriate, the independent Directors, monitors matters such as the composition of the Board and its committees, Board performance and “best practices” in corporate governance. Our independent Directors also conduct meetings in executive session. These meetings are typically held in conjunction with Board meetings. In 2015 three Board meetings included an independent Directors’ session. This allows Directors to speak candidly on any matters of interest without the Chief Executive Officer or other managers present. We believe this framework strikes a sound balance with appropriate oversight and that appointing an independent Board chairman would not improve the performance of the Board in a material way.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. Our Board, including through the Audit Committee and Compensation Committee, each of which are comprised solely of independent Directors, regularly reviews various areas of significant risk to the Company, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. Our Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Willis Lease’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes‑Oxley Act and the Dodd‑Frank Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), risks posed by significant litigation matters, risks associated with proposed affiliate transactions, and compliance with the Company’s Standards of Ethical Conduct Policy and other applicable laws and regulations. The Compensation Committee reviews and evaluates risks related to the attraction and retention of talent, risks associated with management succession planning, and risks related to the design of compensation programs established by the Compensation Committee for our executive officers. The Compensation Committee has determined in its reasonable business judgment that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

For details regarding Director compensation, see “Compensation Tables — Director Compensation” elsewhere in this proxy statement.

Biographical Information

	Director
	Since	Age*
Class I Director Whose Term Expires at the 2017 Annual Meeting:
Robert T. Morris	2006	67
Class II Directors Whose Terms Expire at the 2018 Annual Meeting:
Austin C. Willis	2008	35
Robert J. Keady	2015	65
Class III Directors Whose Terms Expire at the 2019 Annual Meeting (provided they are re-elected at the 2016 Annual Meeting):
Charles F. Willis, IV	1985	67
Hans Joerg Hunziker	2006	66

*Age as of April 1, 2016.

Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors

Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer and a Director since our incorporation in 1985, served as President until July 2011 (when Donald A. Nunemaker was promoted to that position), and has served as Chairman of the Board of Directors since 1996. Mr. Willis has over 45 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as President of Willis Lease’s predecessor, Charles F. Willis Company, which purchased, financed and sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the flight operations, sales and marketing departments. As our founder and Chief Executive Officer, Mr. Willis brings to the Board significant senior leadership, sales and marketing, industry, technical and global experience, and a deep institutional knowledge of the Company, its operations and customer relations.

Hans Joerg Hunziker previously served as one of our Directors from November 2000 until July 1, 2003. He was elected a Class II Director at the 2006 Annual Meeting. Since 2002, Mr. Hunziker has been the owner and CEO of AllJets AG (formerly known as HLF Aviation GmbH and Hunziker Lease & Finance), a company he founded in Switzerland that offers independent business consulting services to the aviation industry. From 1998 to 2002, he was the President and Chief Executive Officer of Flightlease AG Ltd., a public company involved in aircraft leasing as a subsidiary of SAirGroup whose headquarters are in Zurich, Switzerland. From 1998 to 2001, he was also co-CEO of GATX Flightlease Management GmbH, an asset management and commercial aircraft leasing company. From 1996 to 1998, he was the Chief Financial Officer of SAirServices Ltd., a group of companies including aircraft maintenance and overhaul, ground handling services, information technology and real estate, and Managing Director of SAirServices Invest Ltd. From 1991 to 1996, he was Chief Financial Officer of Swissair Associated Companies Ltd., a group of 150 companies, primarily in the hotel, catering (Gate Gourmet) and trading business.  Mr. Hunziker holds a master’s degree in Economics and Business Administration from the University of Zurich.  He also received the equivalent of a doctoral degree from the University of Zurich, after successful completion of his thesis on Strategic Planning in the Airline Industry. In addition to previously serving as a director of Willis Lease, he was Chairman of the Board of Flightlease Holdings (Guernsey) Limited (and a director of several of its subsidiaries in Guernsey and Bermuda), as well as Chairman of the Board of Flightlease (Netherlands) B.V., SRTechnics Group AG, SRTechnics Switzerland AG, Swisscargo AG and SAirServices Invest AG. He was a member of the Board of Directors of Jetbird AG from 2006-2009, and was also previously a member of the Board of Directors of each of FlightTechnics LLC, Delaware, Swissport Brazil Ltd., Polygon Insurance Company Ltd. and Gotland Shipping AG. Mr. Hunziker brings to the Board a high level of financial sophistication, broad international exposure and significant experience in commercial aviation and the aviation equipment leasing industry.

Robert J. Keady was elected to the Board in February 2015 and re-elected at the 2015 Annual Meeting. Mr. Keady founded and currently serves as the President of Eastern Aviation Consulting Group, LLC, a company that provides consulting services for several aerospace and aviation firms. Prior to Eastern Aviation Consulting Group, LLC, Mr. Keady spent 33 years at Pratt & Whitney Commercial Engines, where he served as Vice President, Business Development & Marketing, as well as in numerous other senior management positions. Eastern Aviation Consulting Group’s client list has included major aviation manufacturers as well as a diverse client base of maintenance, repair and operations companies and services providers.  Mr. Keady received his BA in Sociology from the University of Notre Dame and a Master of Science in Management from Purdue University. Mr. Keady brings to the Board an in-depth understanding of and experience in the engine, airline, lessor and MRO industries.

Robert T. Morris was elected to the Board in October, 2006. He is currently President of Robert Morris & Company, a company he founded in 1992. Mr. Morris joined Union Bank of California Leasing in 2004 to establish an innovative equipment leasing group, and served as its President through March 2007. Prior to joining Union Bank of California Leasing, he was a consultant to more than 25 commercial banks for their equipment leasing operations over a 12 year period. He has also worked for Bank of San Francisco, Bank of Montreal and GATX Leasing Corporation. Mr. Morris holds a master’s degree from the American Graduate School of International Management and a Bachelor of Arts Degree from the University of Denver with majors in Economics, Political Science and History. Mr. Morris brings to the Board considerable expertise in the aviation equipment leasing industry, with a focus on finance and risk evaluation.

Austin C. Willis was elected to the Board in December 2008. Mr. Willis was the founder of J.T. Power LLC, a privately held company engaged in the business of selling commercial jet turbine engine parts and leasing commercial aircraft. He served as J.T. Power's President from its founding in 2004 until 2012 when day-to-day management as President of J.T. Power was transitioned to another individual with Mr. Willis continuing as Chief Executive Officer. This transition was implemented to facilitate Mr. Willis' enlistment in the U.S. armed forces in 2012. The Board is fully supportive of Mr. Willis' decision to enter into military service and his efforts to continue fulfilling his duties as a member of the Board. In addition to his duties with J.T. Power and the U.S. armed forces, Mr. Willis has invested in commercial real estate in south Florida since 2013. Since 2006 Mr. Willis also owned and served as Chief Executive Officer of Aviation Management LLC, an aviation consulting firm, which Mr. Willis sold in 2014. Mr. Willis holds a bachelor’s degree from the London School of Economics and Political Science where he studied finance and industrial relations. He is the son of Charles F. Willis, IV. Mr. Willis brings to the Board familiarity with the aviation industry generally, with a focus on the after‑market disposition of the aircraft engines and parts that comprise the Company’s engine portfolio.

PROPOSAL 1

ELECTION OF TWO CLASS III DIRECTORS

Our Board is divided into three classes, each class having a three‑year term that expires in successive years. At the 2016 Annual Meeting of Stockholders, two Directors will be elected in Class III, to serve a three‑year term expiring at the 2019 Annual Meeting of Stockholders or until succeeded by another qualified Director who has been duly elected.

The nominees for Director in Class III are Charles F. Willis, IV and Hans Joerg Hunziker.

The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2016 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AS CLASS III DIRECTORS.

EXECUTIVE OFFICERS OF WILLIS LEASE FINANCE CORPORATION

Our current executive officers and their respective ages as of April 1, 2016 were as listed below.

Name	Age	Positions and Offices
Charles F. Willis, IV*	67	Chief Executive Officer
Brian R. Hole	38	President
Ernest J. Furtado	60	Interim Chief Financial Officer
Dean M. Poulakidas	47	Senior Vice President, General Counsel and Corporate Secretary
Anthony R. Spaulding	48	Senior Vice President, Technical Services

*   See business experience background under “Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors.”

Brian R. Hole joined Willis Lease in August 2014 and was promoted to President on April 1, 2016. Prior to his appointment as President, he served as Senior Vice President & Chief Investment Officer. Formerly, Mr. Hole was Owner and President of Aviation Opportunity Management LLC, where he advised bank, private equity and alternative investment funds regarding investment in large commerical aircraft and engines. Prior to starting his own business, from 2008 to 2012, Mr. Hole served as an attorney for United Technologies Corporation, Pratt & Whitney Division, where he worked with the Commerical Engines Group in assisting with the next generation product family of engines, and specifically, on the partnership for the PW1100G engine on the Airbus A320neo family of aircraft and at IAE International Aero Engines, where he structured and negotiated engine sales and aftermarket programs as well as spare engine and aircraft financings. Mr. Hole earned his undergraduate degree from Georgetown University and a law degree, with high honors, from the University of Connecticut School of Law.

    Ernest J. Furtado joined us in February 2016 and serves as our interim Chief Financial Officer. Prior to joining the Company, Mr. Furtado was with Textainer Group Holdings Limited, the world's largest lessor of intermodal shipping containers (NYSE:TGH), from 1991 through 2015, where he held positions including Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary. Prior to joining Textainer, Mr. Furtado was Controller for Itel Container. Mr. Furtado was also a Manager of Internal Audit for Wells Fargo Bank and worked as a Certified Public Accountant at John F. Forbes & Co. Mr. Furtado is a Certified Public Accountant and holds a B.S. in business administration from the University of California at Berkeley and an M.B.A. in information systems from Golden Gate University.

Dean M. Poulakidas joined Willis Lease in September 2011 and currently serves as our Senior Vice President, General Counsel and Corporate Secretary. Prior to his appointment as General Counsel, he served as Senior Counsel until March 31, 2013. Formerly, Mr. Poulakidas was Vice President and Corporate Counsel with International Lease Finance Corporation (ILFC), where he managed a wide variety of aviation transactions working with airlines, manufacturers, purchasers, financiers, service providers and aviation authorities in many jurisdictions. Prior to ILFC, he was a corporate attorney at Pillsbury Madison & Sutro, where his transactional experience included international and domestic joint ventures, mergers and acquisitions. Mr. Poulakidas earned his undergraduate degree from the University of California at Los Angeles, his masters degree from Columbia University and his law degree from the University of California’s Hastings College of Law.

Anthony R. Spaulding, our Senior Vice President, Technical Services, has been with us since 2012. Immediately prior to joining us, he was with Pratt & Whitney Commercial Engines where he spent seven years in various roles of increasing responsibility within Pratt & Whitney and the International Aero Engine Consortium. Mr. Spaulding also worked for Continental Airlines where he managed all the outsourced engine maintenance for the airline’s fleet of over 350 aircraft. Mr. Spaulding began his 30-year aviation career by serving as an Airframe and Powerplant Technician in the United States Navy. Mr. Spaulding earned his undergraduate degree in Aeronautics and his Masters in Business Administration/Aviation from Embry Riddle Aeronautical University, Daytona Beach, FL. He holds a FAA Airframe and Powerplant License as well as his FAA Private Pilot License.

Certain NEOs not included in the above table, but referenced in this proxy, are no longer executive officers at the Company. Donald A. Nunemaker retired from his position as President of the Company effective March 31, 2016. Bradley S. Forsyth resigned as our Chief Financial Officer (“CFO”) effective February 22, 2016. Effective, January 15, 2016, Judith Webber retired from her position as the Company’s Senior Vice President, Technical Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2016 by: (i) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock; (ii) each Director; (iii) each officer listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers as a group. Unless specified below, the mailing address for each individual, officer or director is c/o Willis Lease Finance Corporation, 773 San Marin Drive, Suite 2215,  Novato,  CA 94998. As of April 15, 2016 we had 7,347,075 shares of common stock, $0.01 par value, issued and outstanding.

	Common stock(1)
	Number of		Percentage
Name and Address of Beneficial Owner	Shares		of Class
Charles F. Willis, IV	2,841,899	(2)	38.68%
Austin C. Willis	106,222	(3)	1.45%
Judith M. Webber	43,745		*
Donald A. Nunemaker	39,091		*
Dean M. Poulakidas	34,499		*
Hans Joerg Hunziker	19,045		*
Bradley S. Forsyth	17,344		*
Robert J. Keady	14,110		*
Robert T. Morris	11,569		*
All Directors and Executive Officers as a group (10 persons)	3,127,524		42.57%
Dimensional Fund Advisors Inc.	740,225	(4)	10.08%
Rutabaga Capital Management LLC	643,814	(5)	8.76%
M3F, Inc.	463,478	(6)	6.31%

*Less than one percent of our outstanding common stock.

(1)Except as indicated in the footnotes to this table, the stockholders named in the table are known to us to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after April 15, 2016, including, but not limited to, upon the exercise of an option.

(2)Includes 2,134,148 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Austin C. Willis holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i) 6,338 shares held under an account in the name of Charles F. Willis, V for which Mr. Willis is the custodian; (ii) 1,176 shares held under an account in the name of Charlotte Montresor Willis; and (iii) 700,237 shares held by Mr. Willis in his individual capacity.

(3)50,000 shares pledged.

(4)Based on Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2016. Dimensional Fund Advisors LP mailing address is Palisades West, Building One, 6300 Bee Cave Rd., Austin, TX 78746.

(5)Based on Schedule 13G filed by Rutabaga Capital Management with the Securities and Exchange Commission on February 9, 2016. Rutabaga Capital Management mailing address is 64 Broad Street, 3rd Floor, and Boston, MA 02109.

(6)Based on Schedule 13F filed by M3F, Inc. with the Securities and Exchange Commission on January 29, 2016. M3F, Inc. mailing address is 10 Exchange Place, Suite 510, Salt Lake City, UT 84111.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Directors, executive officers and holders of more than ten percent of our common stock are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to us and written representations from our officers and Directors for the fiscal year ended December 31, 2015, we believe that during the fiscal year ended December 31, 2015 and through April 15, 2016, our Directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our compensation program for Named Executive Officers. The Compensation Committee oversees the design and administration of our executive compensation programs. The Compensation Committee is currently comprised of three independent Directors: Hans Joerg Hunziker (Chair), Robert J. Keady and Robert T. Morris. The Compensation Committee meets formally at least twice per year, and more often if needed. Each meeting agenda includes an executive session with no member of management present. The Compensation Committee’s charter is available on the Company’s web site (www.willislease.com).

2015 Performance Overview

In 2015 the Company saw record revenues driven through improvements in our global sales force, portfolio utilization, maintenance reserve management and trading volume. Highlights of our 2015 financial and operational performance include:

•	Total revenues grew 14.5% to $199.6 million in 2015, fueled by higher portfolio utilization, our growing lease portfolio and higher spare parts and equipment sales.
•	Average utilization improved to 87% for 2015 from 83% in 2014. Utilization at year-end was 90% compared to 79% a year ago.
•	The owned lease portfolio grew 5.3% in 2015 to $1.123 billion from $1.066 billion a year ago, with $171 million in acquisitions compared to acquisitions of $112 million in 2014.
•	Tangible book value per share increased 7.2% to $27.86 at December 31, 2015, compared to $25.99 a year ago.
•	Cash provided by operating activities increased during 2015 to $109.1 million or 74.0% from $62.7 million during 2014.

   We feel each of the above items contributed to our superior return to our shareholders, with 11% annualized return over the prior three years and 9% annualized return over the prior five year period (both ending December 31, 2015).

Results from Our Stockholder Advisory Vote

The Compensation Committee carefully considers feedback from the Company’s stockholders regarding the Company’s executive compensation program, including the results of the stockholders’ advisory vote on executive compensation at the 2014 annual meeting which was approved by more than 85% of the votes cast. In accordance with the preference which received the most votes cast at the 2011 annual meeting among the alternatives regarding the frequency of future advisory votes on executive compensation, the Board decided that future advisory votes on executive compensation would be submitted to stockholders every three years. Stockholders will next have an advisory vote on executive compensation as well as a vote on the preferred frequency of future advisory votes on executive compensation at the 2017 annual meeting of stockholders. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this proxy statement under the heading “Communications with the Board”.

Compensation Philosophy and Objectives

The objectives of our compensation programs are to attract and retain high performing executives, to provide a substantial link between the Company’s performance and executive pay, and to provide stockholders with a superior rate of return. It is the Compensation Committee’s philosophy to link the Named Executive Officers’ compensation to corporate performance. The individual elements of compensation are addressed differently. Base salaries should be sufficiently competitive to attract and retain highly capable executives; annual incentive bonuses are intended to reward meeting or exceeding budgeted earnings and other established goals each year; long‑term incentives, now primarily in the form of grants of restricted stock, are intended to align executive and stockholder interest, reward long term growth of revenues and earnings, and provide an incentive for key executives to stay with the organization over the long term.

The charts below show that a significant portion of our CEO’s and slightly less than half of our other Named Executive Officers’ target total direct compensation (current salary, target annual cash incentives, and the three-year average long‑term equity award values) is variable, “at‑risk” or focused on long‑term results (“at‑risk” actual compensation as a percentage of total actual direct compensation is lower due to the limited bonus payments made in 2015). “At‑risk” pay is tied to the achievement of corporate and individual performance or share price performance.

Compensation Committee Process for Establishing Pay

The Compensation Committee retains compensation consultants from time to time to evaluate executive compensation levels and advise on specific programs. Those compensation consultants report directly to the Compensation Committee. During 2015, the Compensation Committee retained Pearl Meyer to advise on various compensation issues. Pearl Meyer has provided the Compensation Committee information regarding its independence as an advisor, including the fact that it has no other contract or business relationship with Willis Lease, and the Compensation Committee took that information into account in concluding that there was no conflict of interest within the meaning of Rule 10C‑1 under the Securities Exchange Act of 1934 affecting Pearl Meyer’s independence.

The base salary, annual incentive compensation and long‑term incentive compensation of the Named Executive Officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices of comparable companies with whom we compete for executive talent and evaluating such information in connection with our corporate goals and compensation practices. The Compensation Committee considers various sources of data when determining executive compensation levels, including compensation data from a sampling of public companies and public compensation surveys.

However, it is difficult to determine a precise peer group of publicly held companies because the vast majority of the Company’s direct competitors are business units within much larger corporations, such as General Electric, United Technologies and Bank of Tokyo Mitsubishi, such that the heads of the leasing divisions do not appear in proxy statements as Named Executive Officers. Other direct competitors are internationally based, where compensation programs are not comparable due to the fact that components of compensation are often driven by the cultural norms and local tax implications. In 2014, the Compensation Committee, with the assistance of Pearl Meyer, reviewed the approach to identify companies for compensation comparison (“2014 Comparator Companies”) to supplement the Committee’s understanding of compensation policies and practices of aviation leasing and finance competitors. In selecting the public companies for inclusion as 2014 Comparator Companies, the following factors were considered: a more analogous range of annual revenues ($30 million to $600 million), business operation (leasing, distribution, or support services), and location. The approved 2014 Comparator Companies include:

AeroVironment, Inc.	Infinera Corporation	Nuverra Environmental Solutions, Inc.
Air Transport Services Group, Inc.	KVH Industries Inc.	P.A.M. Transportation Services, Inc.
CAI International Inc.	LMI Aerospace Inc.	Patriot Transportation Holding, Inc.
Consumer Portfolio Services, Inc.	Marlin Business Services Corp.	Regional Management Corp.
Electro Rent Corporation	McGrath Rentcorp	SIFCO Industries Inc.
Erickson Incorporated	Medallion Financial Corp.	Spartan Motors Inc.
General Finance Corporation	Mitcham Industries Inc.	`
Heartland Express, Inc.	Mobile Mini, Inc.

In 2015, Pearl Meyer evaluated our group of 2014 Comparator Companies and presented a revised group to the Committee for consideration and approval. The Compensation Committee approved the exclusion of three previously selected comparators due to size, specifically: Heartland Express, Inc.; Infinera Corporation; and Mitcham Industries Inc. The Compensation Committee also approved the addition of three new comparitors, including: Neff Corp.; On Deck Capital, Inc.; and NewStar Financial, Inc.

Our general guideline is to provide a total compensation opportunity that is reasonable. The Compensation Committee does not seek to specifically benchmark compensation based upon the sample companies reviewed nor does the Compensation Committee employ any other formulaic process in making compensation decisions. Rather the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for each officer of his or her level of responsibility, contributions to our financial results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner. Actual compensation packages may vary based on the Compensation Committee’s and Mr. Willis’ subjective evaluation of each executive’s performance and potential as well as the Company’s overall financial position and performance.

Governance of Compensation Programs

Our Chief Executive Officer, in conjunction with our human resources department, develops recommended annual salaries, incentive targets and long‑term incentive compensation for the Named Executive Officers. After reviewing the survey and peer group information described above under “Compensation Philosophy and Objectives” and the market information provided by the Compensation Committee’s outside consultant, the Compensation Committee determines in its subjective judgment the annual salaries, incentive targets and long‑term incentive compensation for the Named Executive Officers.

Elements of Compensation

Each element of compensation has a different purpose, although in combination they are intended to make sure that Willis Lease has a competitive compensation package that attracts top talent and provides incentives that encourage a high level of short‑ and long‑term performance for the benefit of stockholders. The Compensation Committee looks at these elements both individually (to ensure that each element is achieving its objective) and collectively (to ensure that the total compensation package is competitive). Components of the total executive compensation package, the details of which are discussed below, generally include (i) base salary, (ii) annual incentive compensation in the form of cash bonuses, (iii) long‑term incentive compensation in the form of restricted stock, (iv) participation in the Company’s employee stock purchase plan and other employee benefit plans and programs, and (v) in some cases, severance payments to be made upon an employment termination or change of control of the Company.

The Compensation Committee’s subjective determinations for 2015 compensation took special note of Named Executive Officers’ contribution to the transactions and other strategic initiatives set forth in the “2015 Performance Overview” above.

Base Salary:  Each officer’s base salary is set on the basis of the Compensation Committee’s assessment of salary levels in effect for comparable positions in the labor market, the officer’s personal performance, and considerations of any special internal responsibilities. Specifically, as the Company is different in some respects from the other industrial and financial companies in the survey samples, and as to some degree responsibilities of the Company’s executive officers differ from those in typical companies, the Compensation Committee gives some consideration to internal responsibilities when determining salaries. The weight given to these various factors may vary from individual to individual.

Base salaries are reviewed annually each year after updated peer company salary information becomes available, and adjustments are made in accordance with the factors described above. Base salary increases depend in part on market competitiveness, time in position, individual performance and growth during the year, and expected future performance. In 2015, the Compensation Committee approved an increase of 10% to Mr. Nunemaker’s base salary, as part of the Compensation Committee’s approved incentive to retain Mr. Nunemaker as President through March 31, 2016. There were no increases in base salaries for the other executive officers in 2015.

Annual Incentive Compensation:  Target bonus percentages for each of the Named Executive Officers started with the target bonus percentage set forth in their respective employment agreements, which percentages were determined in part by compensation negotiations at hire and in part by evaluating target incentive levels in the prevailing market. (See “Compensation Philosophy and Objectives”.) The employment agreement for Messrs. Willis, Forsyth, and Poulakidas provide for target bonus percentages of 100%, 60%, and 50%, respectively. Mr. Nunemaker’s target bonus percentage has fluctuated over the course of his employment with the Company depending on his position at the time. As another part of the Compensation Committee’s approved incentives to retain Mr. Nunemaker as President through March 31, 2016, his target bonus opportunity was increased from 85% of his salary to 100% beginning in 2015, and he was paid a retention bonus of $100,000 with another $100,000 to be paid upon the completion of his service as President through March 31, 2016. Ms. Webber’s target bonus percentage was 30%.

The Company established a Company‑wide bonus plan for 2015 based on an aggressive overall return on equity goal. The 2015 bonus pool was to be determined based on return on equity and then 50% of such pool was to be allocated in proportion to target bonuses and the other 50% of the pool was to be allocated based on individual contributions. No bonuses would have been paid under the plan if the threshold pre‑tax return on equity of 5% was not achieved.

Because of the performance of the Company as reflected above, the Compensation Committee approved bonuses for the 2015 year based on the Company’s 2015 bonus plan and on their subjective judgment after receiving input regarding executive performance and recommendations from the Chief Executive Officer with respect to executives other than the Chief Executive Officer. Based upon the CEO’s recommendations and other reports from management about each such individual’s contribution to the Company’s performance during 2015, the Compensation Committee made the ultimate determination in their subjective judgment as to the recipients and the amounts of such annual incentive bonuses. The Compensation Committee considered numerous quantitative and qualitative factors in a subjective manner, including:

•	Bottom-line achievement on net income before taxes and return on equity;

•	Level of portfolio utilization and applicable lease rate factors;

•	Management focus on growing the Company and successfully pursuing growth;

•	Securing financing to enable targeted growth;

•	Salesforce and leadership development and focus on attractive markets;

•	General economic and market conditions;

•	Maintenance of customer, vendor and joint venture relationships; and

•	Management efficiency.

Long‑term Incentive Compensation:  To reward executives for the long‑term growth in the value of the Company’s shares, the Compensation Committee also makes long‑term incentive grants annually. Grants of restricted stock awarded to officers, including all NEOs, are based primarily on competitive grant practices as determined by the Compensation Committee. Also, as explained above, each element of compensation is determined separately and therefore other forms of compensation paid to the Named Executive Officers do not directly influence the amount of long‑term incentive compensation that the Company awards.

The 2007 Incentive Stock Plan provides the flexibility to grant a variety of types of equity awards to provide long‑term incentives to employees. The Compensation Committee’s primary type of long‑term incentive grants is restricted stock. The Compensation Committee, after consulting with its compensation consultants, has determined that restricted stock is the best vehicle for long‑term executive incentives, instead of the stock options previously granted. In the Compensation Committee’s judgment, restricted stock reduces the dilution of stockholders’ interest by providing similar value with an estimate of only 1/3 of the number of shares as would be involved in an option grant. The introduction of the requirement to expense option awards for financial statement reporting purposes also makes restricted stock more attractive in both an absolute dollar sense and simplicity in calculating the accounting expense of the grants. The Compensation Committee also believes that restricted stock has a stronger retention value than do options which can expire without providing any incentive benefit. The current expectation is that restricted stock awards will be the primary form of long‑term incentives for our executives.

The Compensation Committee approved a grant of restricted stock to Mr. Willis in 2015, that was part of a grant it had approved in 2014 and that was contingent on stockholder approval of amendments to the 2007 Incentive Stock Plan. The Compensation Committee approved this grant in 2014 as the result of Mr. Willis achieving the objectives set out for him as CEO up to that time. On July 1, 2015, after Stockholders approved the amendments to the 2007 Incentive Stock Plan, Mr. Willis was granted 125,000 restricted shares which will vest in three equal annual installments beginning one year from the date of grant. No other executive officer was issued a long-term incentive grant in 2015.

Employee Stock Purchase Plan:  With the exception of the CEO, whose ownership level precludes his participation under IRS regulations, our Named Executive Officers, as well as all other eligible employees, may purchase Company shares at a discount under the Employee Stock Purchase Plan.

Under the 1996 Employee Stock Purchase Plan (as amended, the “ESPP”) 250,000 shares of common stock have been reserved for issuance. Participants may purchase not more than 1,000 shares or $25,000 of common stock in any one calendar year. Each January 31 and July 31, shares of common stock are purchased with the employees’

payroll deductions from the immediately preceding six months at a price per share of 85% of the lesser of the market price of the common stock on the purchase date or the market price of the common stock on the date of entry into an offering period.

Perquisites and Other Personal Benefits:  The Company provides its NEOs with limited perquisites and other personal benefits in addition to those provided to other employees, including additional life insurance, financial tax planning, personal use of company cars, travel expenses, and spousal travel under limited circumstances. The Company also provided Mr. Willis with relocation assistance in connection with his moves to the United Kingdom and Florida. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2015 are included in the “2015 Summary Compensation Table” in this Proxy Statement.

Executive Stock Ownership

While the Company promotes share ownership by its executives, and encourages them to acquire shares through the ESPP (in which all eligible executives may participate) and long‑term stock incentives in the form of restricted stock, there are currently no specific guidelines for executive stock ownership or requirements for them to hold shares. Including restricted stock awards, the ownership levels of the Named Executive Officers generally exceed significantly the typical ownership guidelines established in the marketplace. For example, our Chairman and CEO, Charles F. Willis, IV, directly owns stock worth more than 10 times his salary, well in excess of typical market guidelines.

Employment Agreements and Severance Payments

Employment agreements have been entered into with Messrs. Willis, Forsyth, Nunemaker and Poulakidas. In addition to providing for severance as described below, such agreements provide for base salary (subject to increase but not decrease unless part of a salary reduction program affecting all senior executive officers), bonus compensation (as described in the “Annual Incentive Compensation” section of the “Elements of Compensation” portion of the Compensation Discussion and Analysis) and certain benefits. As described in detail below, the employment contracts specify certain severance benefits to be paid in the event of an involuntary termination. Consistent with our compensation philosophy, the Compensation Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the stockholders. To this end, we provide enhanced change of control severance benefits to certain of our executive officers to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to our stockholders. The agreement to pay such severance resulted from negotiations of employment terms with our Named Executive Officers. For further details, please refer to the section “Termination and Change in Control Payments” elsewhere in this proxy statement. The employment agreements also provide a nondisclosure and non‑solicitation of employees covenant for three years after termination of employment (except for Mr. Forsyth whose non‑solicitation covenant period is two years after termination of employment). None of the Named Executive Officers are eligible for a tax gross‑up of any parachute excise tax in the event of a change in control.

Ms. Webber was employed pursuant to an offer letter which provided for an annual base salary. She also qualified to participate in our annual incentive program with a target bonus opportunity of 30% of her base salary. Ms. Webber was not entitled to any severance benefits or other payments to be made to her upon a termination or change of control.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deduction for certain types of compensation paid to the chief executive officer and the three other most highly compensated executive officers of publicly held companies (other than the principal financial officer) is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The principal requirement is that such compensation must qualify as “performance‑based.”

The Compensation Committee considers the impact of this rule when developing and implementing our executive compensation program. However, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, the Board has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards, performance awards and grants of restricted stock units, may not qualify as performance‑based compensation that is excluded from the limitation on deductibility. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation even if intended by the Compensation Committee to satisfy the requirements for deductibility under Section 162(m) would, in fact, do so.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2015 for filing with the SEC.

The foregoing report is provided by the following Directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE

Hans Joerg Hunziker, Committee Chair

Robert J. Keady

Robert T. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of the following three independent Directors: Hans Joerg Hunziker (Chair), Robert J. Keady and Robert T. Morris. None of our executive officers currently serves on our Compensation Committee. None of our executive officers is, or was during 2015, serving as a director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a Director of or on our Compensation Committee.

   The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, the three most highly compensated Executive Officers other than the CEO and CFO based on total compensation for their services with us in all capacities.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2015

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and		Salary	Bonus	Awards	Grants	Compensation	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Charles F. Willis, IV,	2015	950,000	815,000	2,306,250	—	—	325,036	(2)	4,396,286
Chief Executive	2014	931,250	—	1,963,000	—	—	690,359		3,584,609
Officer	2013	875,000	400,000	936,000	—	—	773,044		2,984,044

Donald A. Nunemaker,	2015	456,875	508,000	—	—	—	23,295	(3)	988,170
President	2014	412,500	—	405,200	—	—	22,978		840,678
	2013	375,000	100,000	216,000	—	—	38,131		729,131

Bradley S. Forsyth,	2015	327,215	130,000	—	—	—	15,896	(4)	473,111
Senior Vice President	2014	361,250	18,000	202,600	—	—	15,245		597,095
and Chief Financial	2013	320,000	60,000	72,000	—	—	11,773		463,773
Officer

Dean M. Poulakidas,	2015	360,000	154,000	—	—	—	17,209	(5)	531,209
Senior Vice President	2014	397,500	20,000	405,200	—	—	24,994		847,694
General Counsel and	2013	300,000	60,000	216,000	—	—	11,674		587,674
Corporate Secretary

Judith M. Webber,	2015	256,800	66,000	—	—	—	12,129	(6)	334,929
Senior Vice President	2014	248,425	—	—	—	—	11,925		260,350
Technical Services	2013	223,300	25,000	72,000	—	—	13,484		333,784

(1)The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 as discussed in Note 12 – Stock-Based Compensation Plans - in our report filed on Form 10K for the fiscal year 2015 filed with the Securities and Exchange Commission.

(2)Includes (i) a 401(k) matching contribution in the amount of $12,000 (ii) $3,126 for the allocated cost of Mr. Willis’ participation in a group life, disability and accidental death and dismemberment policy that covers certain of the Company’s executive officers, (iii) $7,478 for an individual accidental death and dismemberment policy for Mr. Willis, (iv) $2,568 United Kingdom insurance for spouse, (v) $2,860 for tax gross-ups and the following perquisites:

•	$32,370 for spousal travel. This amount is based on the actual cost to the Company.
•	$841 for personal use of a company car. This amount was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use).
•	$30,000 for financial, tax and estate planning services. This amount is based on the actual cost to the Company.
•	$180,317 moving reimbursements benefits paid to or on behalf of Mr. Willis in connection with his relocation to the United Kingdom. This amount is based on the actual cost to the Company.
•	$53,476 moving reimbursements benefits paid on behalf of Mr. Willis in connection with his relocation to Florida. This amount is based on the actual cost to the Company.

•	In addition, Mr. Willis had guests accompany him on the Company’s plane on business trips during 2015 with no or de minimis incremental costs.
(3)

Includes (i) a 401(k) matching contribution in the amount of $12,000, (ii) $2,971 for the allocated cost of Mr. Nunemaker’s participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers, (iii) $7,916 for an individual accidental death and dismemberment policy for Mr. Nunemaker; and (iv) $408 for personal use of a company car which was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use).

(4)

Includes (i) a 401(k) matching contribution in the amount of $9,755, (ii) $2,519 for the allocated cost of Mr. Forsyth’s participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers, and (iii) $3,622 travel bonus.

(5)

Includes (i) a 401(k) matching contribution in the amount of $9,000, (ii) $2,481 for the allocated cost of Mr. Poulakidas’ participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers, and (iii) $5,728 travel bonus.

(6)

Includes (i) a 401(k) matching contribution in the amount of $10,272, and (ii) $1,857 for the allocated cost of Ms. Webber’s participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company’s executive officers. Ms. Webber ceased to be an officer February 2015 but continued to provide technical services through 2015.

GRANTS OF PLAN‑BASED AWARDS

For Fiscal Year Ended 2015

		All Other	Grant Date
		Stock Awards:	Fair Value of
		Number of Shares	Stock and
		of Stock or	Option
	Grant	Units	Awards
Name	Date	(#)(1)	($)(2)
(a)	(b)	(c)	(d)
Charles F. Willis, IV	7/1/2015	125,000	$2,306,250.00

Donald A. Nunemaker		—	—

Bradley S. Forsyth		—	—

Dean M. Poulakidas		—	—

Judith M. Webber		—	—

(1)Reflects restricted stock awards granted in 2015. For additional information, please see “Compensation of Executive Officers—Long-Term Incentive Compensation” above.

(2)The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

The following table sets forth certain information with respect to the outstanding equity awards held by the Named Executive Officers at the end of 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR‑END

	Option Awards			Stock Awards
	Number of				Number of		Market
	Securities				Shares or		Value of
	Underlying				Units of		Shares or
	Unexercised				Stock That		Units of
	Options	Option	Option	Award	Have Not		Stock That
	(#)	Exercise	Expiration	Grant	Vested		Have Not
Name	Exercisable	Price($)	Date	Date	(#)		Vested($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)
Charles F. Willis, IV	—	—	—	2/3/2012	17,500	(1)
				11/28/2012	15,000	(1)
				4/9/2013	32,500	(1)
				10/1/2014	50,000	(2)
				7/1/2015	125,000	(2)
					240,000		$4,824,000

Donald A. Nunemaker	—	—	—	2/3/2012	6,250	(1)
				11/28/2012	3,750	(1)
				4/9/2013	7,500	(1)
				10/1/2014	13,333	(2)
					30,833		$619,743

Bradley S. Forsyth	—	—	—	2/3/2012	5,000	(1)
				11/28/2012	3,750	(1)
				4/9/2013	2,500	(1)
				10/1/2014	6,666	(2)
					17,916		$360,112

Dean M. Poulakidas	—	—	—	4/9/2013	7,500	(1)
				10/1/2014	13,333	(2)
					20,833		$418,743

Judith M. Webber	—	—	—	2/3/2012	1,750	(1)
				4/9/2013	2,500	(1)
					4,250		$85,425

(1)Shares of restricted stock vest in four equal annual installments on each anniversary of the grant date.

(2)Shares of restricted stock vest in three equal annual installments on each anniversary of the grant date.

The following table sets forth certain information with respect to options exercised by the Named Executive Officer and stock that vested during fiscal year 2015.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended 2015

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name of Executive Officer	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)
Charles F. Willis, IV	49,000	$800,170	104,082	$1,971,043
Donald A. Nunemaker	—	—	31,439	$560,455
Bradley S. Forsyth	—	—	21,214	$377,856
Dean M. Poulakidas	—	—	12,917	$216,097
Judith M. Webber	—	—	8,625	$157,199

(1)	The amount was calculated based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	The amount was calculated based on the market value of the Company’s common stock on the vesting date.

Termination and Change in Control Payments

Employment contracts for Messrs. Willis, Nunemaker, Forsyth, Poulakidas and Hole specify certain severance benefits to be paid in the event of an “Involuntary Termination” (i.e., termination of employment by the Company without cause or resignation by the employee for good reason) and, in the case of Messrs. Nunemaker, Forsyth, Poulakidas and Hole, specified severance benefits in the event of an Involuntary Termination within 18 months following a change of control (a “Change of Control Termination”). As discussed above, Ms. Webber was employed by the Company pursuant to an offer letter which did not provide for severance benefits or other payments to be made to her upon a termination or change of control.

The maximum of these benefits payable to Mr. Willis would represent (i) three times his base salary, plus (ii) a prorated portion of his annual incentives accrued during the year of termination, plus (iii) three times the average annual incentives he earned during the three years prior to his Involuntary Termination, plus (iv) distribution of unpaid deferred compensation, immediate vesting of all stock options and restricted stock, continued payment for three years for club memberships and financial, tax and estate planning, and continued coverage for three years under the Company’s employee group benefit plans. Additionally, in the event Mr. Willis is terminated with less than the one year’s notice required by his contract, he is entitled to a lump sum payment equal to his annual base salary prorated for the portion of the year for which he did not receive notice. Upon a change of control, Mr. Willis is entitled to immediate vesting of all stock options and restricted stock, whether or not his employment is terminated. In the event that Mr. Willis voluntarily retires, he is entitled to purchase or assume the lease for his company car, to continued payment for his club memberships and financial planning services in accordance with his contract, and to continued coverage under the Company’s employee group benefit plans for one year following his retirement.

The maximum of these severance benefits payable to Mr. Nunemaker would represent (i) one year of his base salary for an Involuntary Termination or 18 months base salary for a Change of Control Termination, plus (ii) a prorated portion of his annual incentives accrued during the year of termination for an Involuntary Termination or Change of Control Termination, plus (iii) in case of an Involuntary Termination, the average annual incentives he earned during the two years prior to his termination, or in case of a Change of Control Termination, one and one half times the average annual incentives earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock, and continued coverage under the Company’s employee group benefit plans for one year following an Involuntary Termination, or for 18 months following a Change of Control Termination. Additionally, in the event Mr. Nunemaker is terminated with less than the six months’ notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

The maximum of these severance benefits payable to Mr. Forsyth would represent (i) one year of his base salary for an Involuntary Termination or 18 months base salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company’s employee group benefit plans for one year following an Involuntary Termination, or for 18 months following a Change of Control Termination. Additionally, in the event Mr. Forsyth is terminated with less than the one year’s notice required by his contract, he is entitled to a lump sum payment equal to one year of his annual base salary.

The maximum of these severance benefits payable to Mr. Poulakidas would represent (i) six months of his base salary for an Involuntary Termination or one year’s salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination, the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company’s employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Mr. Poulakidas is terminated with less than the six months’ notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

The maximum of these severance benefits payable to Mr. Hole would represent (i) six months of his base salary for an Involuntary Termination or one year’s salary for a Change of Control Termination, plus (ii) payment of any vested annual incentives due as of his termination for an Involuntary Termination or Change of Control Termination, plus (iii) only in the case of a Change of Control Termination, the average annual incentives he earned during the two years prior to his termination. In addition, he is entitled to immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage under the Company’s employee group benefit plans for six months following an Involuntary Termination, or for one year following a Change of Control Termination. Additionally, in the event Mr. Hole is terminated with less than the six months’ notice required by his contract, he is entitled to a lump sum payment equal to six months of his annual base salary.

If any of these payments or benefits would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, as amended, and would be subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code, the employment contracts of each of Messrs. Willis, Nunemaker, Forsyth, Poulakidas and Hole stipulate that payments to each of them will be reduced, to the extent necessary, so that no portion of the payments would be subject to the Excise Tax. This reduction shall only occur if the after‑tax net present value of the payments, as so reduced is greater than or equal to the after‑tax present value of such payments without such reduction.

Other than as described above, if a Named Executive Officer ceases to be employed by us because of his or her resignation or retirement (other than for reasons constituting a constructive termination under his or her employment agreement), no severance payments are owed by us.

The following table shows potential payments to our Named Executive Officers under existing contracts for (i) an Involuntary Termination, and (ii) Change of Control Termination, in each case, on December 31, 2015.

Potential Payments on Involuntary Termination or

Change of Control Termination

	Willis			Nunemaker (3)			Forsyth (4)			Poulakidas		Webber (5)
	Termination	Change		Termination	Change		Termination	Change		Termination	Change	Termination	Change
Severance payment	$2,850,000	$2,850,000		$467,500	$701,250		$375,000	$562,500		$180,000	$360,000	—	—
In lieu of notice	950,000	950,000		233,750	233,750		375,000	375,000		180,000	180,000	—	—
Annual incentives	2,090,000	2,090,000		470,500	539,250		130,000	169,000		154,000	194,000	66,000	66,000
Accelerated Vesting of Restricted Stock Awards(1)	4,824,000	4,824,000		619,743	619,743		360,112	360,112		418,743	418,743	—	—
Accrued Vacation and Sick Pay	164,400	164,400		80,900	80,900		42,000	42,000		55,300	55,300	43,100	43,100
Continued Coverage under all group plans	124,638	124,638		29,021	43,531		27,305	40,958		5,553	11,105	—	—
Club Memberships	—	—		—	—		—	—		—	—	—	—
Financial/Tax/Estate Planning	90,000	90,000		—	—		—	—		—	—	—	—
Total Severance Payment	$11,093,038	$11,093,038	(2)	$1,901,414	$2,218,424	(2)	$1,309,417	$1,549,570	(2)	$993,596	$1,219,148	$109,100	$109,100

(1)

The value of the unvested restricted stock awards as of December 31, 2015 was set forth in the Outstanding Equity Awards at Fiscal 2015 Year-End table and based on the Company's closing stock price on December 31, 2015 of $20.10. These values would be the same for both an Involuntary Termination and a Change of Control Termination. The additional aggregate value of equity vesting acceleration as of December 31, 2015 for both an Involuntary Termination and a Change of Control Termination for Mr. Forsyth and Mr. Poulakidas is limited to awards vesting in the two years following termination.

(2)

No adjustment in these numbers was made to reflect any reduction that would have been made so that payments would not trigger a parachute payment excise tax. However if a Change of Control Termination occurred on December 31, 2015, such a reduction may have been necessary.

(3)

Mr. Nunemaker retired as President of the Company on March 31, 2016 and upon retirement he received immediate vesting of his unvested restricted stock awards (24,583 shares), payment of $100,000 retention bonus and unused accrued vacation.

(4)	Mr. Forsyth resigned from the Company February 18, 2016 and upon his resignation he received his unpaid accrued vacation in the amount of $40,512 and 80 hours of accrued sick leave of $14,423.

(5)

Ms. Webber retired from the Company in January 2015, but remained with the Company until January 15, 2016 and upon her final day she received her unpaid accrued vacation in the amount of $34,568. An independent contract agreement was entered into with Ms. Webber on January 12, 2016 for the period January 16, 2016 to January 15, 2017. The agreement provides for Ms. Webber to receive compensation of $1,000 per full day of services payable monthly in arrears. In addition, in the event specific services don’t require travel and/or less than a day of elapsed time, Ms. Webber shall be entitled to receive $100 per hour payable monthly in arrears.

The following table summarizes compensation by individual non‑employee director for 2015.

DIRECTOR COMPENSATION

For Fiscal Year Ended 2015

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(2)	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)	(e)	(f)	(g)(3)	(h)
Hans Joerg Hunziker(3)	$140,417	$75,090	—	—	—	—	$215,507
Robert J. Keady	68,819	181,640	—	—	—	—	250,459
Robert T. Morris	92,575	75,090	—	—	—	—	167,665
Austin C. Willis	75,075	75,090	—	—	—	—	150,165

(1)	Each director received quarterly payments of $18,769 ($75,075 for the year). For services as chair of the Audit Committee and Compensation Committee, respectively, Mr. Morris and Mr. Hunziker receive an additional $4,375 quarterly payment ($17,500 for the year). Mr. Keady became a director in February 2015 and therefore his first quarterly payment was $12,513.
(2)	The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)

In recognition of the adverse effects of European exchange rates against the U.S. dollar, the Compensation Committee agreed to allow the compensation of European directors to be adjusted based on the rate in effect on their first election to the Board, effective January 1, 2008. This adjustment is paid in cash.

The unvested restricted stock held by each director is as follows: Mr. Hunziker, 5,776; Mr. Keady, 9,110; Mr. Morris, 5,776; and Mr. Willis, 5,776. Under the 2007 Incentive Stock Plan each non-employee Board member received a restricted stock grant of 5,000 shares of common stock when first becoming a non-employee Board member. In addition, each individual who is to continue to serve as an independent director is granted restricted stock worth approximately the same dollar amount as the annual cash retainer based on the market price of our common stock on the date of the Company’s Annual Meeting of Stockholders. Each 5,000 share initial restricted stock grant vests in a series of four successive equal annual installments over the recipient’s period of continued service as a Board member measured from the grant date. Each annual restricted stock grant based on the cash annual retainer amounts vests in one installment on the recipients’ completion of one year of Board service measured from the grant date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) oversees our accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three Directors, each of whom is independent as defined by the NASDAQ listing standards and operates pursuant to the Audit Committee Charter which is available on the Company’s website (www.willislease.com).

The Audit Committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for 2015, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2015 and KPMG’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 16, as amended (Communication with Audit Committees). KPMG has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm’s independence. The Audit Committee has concluded that KPMG’s provision of audit and non‑audit services to the Company is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2015 be included in our Annual Report on

Form 10‑K for 2015 for filing with the SEC. This report is provided by the following independent Directors, who comprise the Audit Committee:

Robert T. Morris, Committee Chair

Hans Joerg Hunziker

Robert J. Keady

PROPOSAL 2

ADVISORY VOTE ON RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG to audit our 2016 financial statements, and KPMG also served in this capacity in 2015. Although not required by the Company’s bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2016. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG or another firm without re‑submitting the matter to the Company’s stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Billed to Willis Lease by KPMG

For the 2015 and 2014 fiscal years, fees for services provided by KPMG to us were as follows:

	2015	2014
Audit Fees(1)	$1,095,997	$926,654
Audit Related Fees	132,635	272,142
Tax Fees(2)	43,640	72,256
	$1,272,272	$1,271,052

(1)

Audit fees billed to us by KPMG during the 2015 and 2014 fiscal years include the audit of our annual financial statements and quarterly reviews of financial statements included in our quarterly reports on Form 10-Q.

(2)	Fees billed to us by KPMG during 2015 and 2014 for professional services rendered in providing international tax consulting services.

All fees described above were approved by the Audit Committee.

The Audit Committee requires that any services to be provided by our auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting. All services were pre-approved by the Committee or its Chair.

Our independent auditors, KPMG, will be at our Annual Meeting. They will have the opportunity to make a statement, if they desire to do so. They will be available to respond to appropriate questions from stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As required by NASDAQ rules, all material discretionary transactions between us and our Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee. The Audit Committee does not intend to approve any such transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties. On June 18, 2009, the Board adopted a formal policy governing the disclosure and approval of related party transactions. That policy is available on the Company’s web site (www.willislease.com).

On May 25, 2011, we entered into an agreement with Mitsui & Co., Ltd. to participate in a joint venture formed as a Dublin-based Irish limited company — Willis Mitsui & Company Engine Support Limited (“WMES”) for the purpose of acquiring and leasing jet engines. Each partner holds a fifty percent interest in the joint venture. Our investment in the joint venture is $27.3 million as of December 31, 2015. “Other revenue” on the Consolidated Statement of Income includes management fees earned of $1.7 million, $2.0 million and $1.6 million for the years ended December 31, 2015, 2014 and 2013, respectively, related to the servicing of engines for the WMES lease portfolio.

Prior to 2014, the Company leased equipment to an airline owned by our CEO and Chairman. The Company received lease payments from the airline and recorded revenue totaling $2.1 million in the year ended December 31, 2013. Our CEO and Chairman no longer owns the airline. In connection with the 2013 sale of its stock to an unrelated third party, the airline prepaid a note to us at a 45% discount of $0.4 million, similar to reductions received by other large creditors. The Company subsequently sold four engines and three aircraft, which had an aggregate net book value of $3.4 million, to the third party for $4.9 million. The $4.9 million in sale proceeds were included in 2013 revenue as follows: Gain on Sale $0.8 million (net of the asset’s $3.4 million net book value), Maintenance Reserve Revenue $0.4 million, Lease Rent Revenue $0.4 million and Other Revenue $0.3 million.

J.T. Power, LLC (“J.T. Power”): In its ordinary course of business, the Company has used a number of consignment vendors to sell engine parts. Prior to 2014, the Company consigned equipment for part-out to J.T. Power, an entity owned by Austin Willis, the son of our CEO and Chairman, and directly and indirectly, a shareholder and a Director of the Company. Sales of consigned parts under the Consignment agreements were $22,200 for the year ended December 31, 2013.

On November 6, 2013, the Company purchased certain assets of J.T. Power for $5.6 million. A net cash payment of $4.5 million was made to fund the transaction, after deducting amounts owed to the Company, including $0.7 million related to the minimum guarantee remaining under the note and cash received of $0.4 million. Of the $4.5 million cash payment, $1.2 million was paid to various creditors and $3.3 million was paid to the shareholders of J.T. Power.

As part of the acquisition of certain assets of J.T. Power, we launched Willis Aeronautical Services, Inc., a wholly-owned subsidiary, whose primary focus is the sale of aircraft engine parts and materials through the acquisition or consignment from third parties of aircraft and engines.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered at the 2017 Annual Meeting of Stockholders must, under Rule 14a‑8 of the Securities Exchange Act of 1934, be received by us no later than December 30, 2016. Your proposal(s) must be mailed to our executive offices, 773 San Marin Drive, Suite 2215, Novato, California 94998, Attention: Corporate Secretary. Your proposal(s) may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Alternatively, under our bylaws, a proposal or nomination that you do not seek to include in our proxy statement pursuant to Rule 14a‑8 may be submitted in writing to our Corporate Secretary for the 2017 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2017 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2016 Annual Meeting. For our 2017 Annual Meeting of Stockholders, this means that your proposal(s) or nomination(s) must be submitted no later than February 25, 2017 (which is 90 calendar days before the anniversary of the 2016 Annual Meeting). If the date of our 2017 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of our 2016 Annual Meeting, you must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Your submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to your ownership of our common stock.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they want to continue receiving multiple copies. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please either contact us at 415‑408‑4700 or submit your request to Willis Lease Finance Corporation, attention Assistant Secretary, 773 San Marin Drive, Suite 2215, Novato, CA 94998. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. Also, if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, following receipt of such request, we will ensure that change for future mailings of annual meeting materials.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2016 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this proxy statement.

By Order of the Board of Directors,
Charles F. Willis, IV
Chairman of the Board

ANNUAL MEETING OF STOCKHOLDERS OF WILLIS LEASE FINANCE CORPORATION May 26, 2016 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and proxy statement are available at http://www.astproxyportal.com/ast/08515/Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 052616 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   x FOR   AGAINST  ABSTAIN  1. Election of Directors:  FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES  NOMINEES: O Charles F. Willis, IV O Hans Joerg Hunziker  2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm. 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.  FOR ALL EXCEPT (See instructions below)) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WILLIS LEASE FINANCE CORPORATION 2016 Annual Meeting of Stockholders May 26, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles F. Willis, IV, Dean M. Poulakidas and Brian R. Hole, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on April 1, 2016, at the 2016 Annual Meeting of Stockholders of the Company to be held on May 26, 2016 or at any adjournment thereof. The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal 1 and FOR Proposal 2. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS III OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF, FOR PROPOSAL 2, AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side) 1.1  14475